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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                    FORM 11-K


                                  ANNUAL REPORT
                        PURSUANT TO SECTION 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


(Mark One)


     /X/ Annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 [FEE REQUIRED].

For the fiscal year ended:  November 30, 1993

                                       OR

     / / Transition report pursuant to Section 15(d) of the Securities Exchange Act of 1934 [NO FEE REQUIRED].

For the transition period from ______________ to _______________

Commission file number:  0-3801

          A. Full title of the plan and address of the plan if different from that of the issuer named below: CLARCOR 401(k) Retirement Savings Plan.

          B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office: CLARCOR Inc., 2323 Sixth Street,
P. O. Box 7007, Rockford, Illinois  61125.

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The information required by Item 4 of Form 11-K has been filed in paper with the
Securities and Exchange Commission under cover of Form SE pursuant to General Instruction E to Form 11-K and Item 311(c) of Regulation S-T. Such filing was made on the date hereof, prior to the submission hereof.

                                       -2-

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          Pursuant to the requirements of the Securities Exchange Act of 1934, the Plan Administrator has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Date   May 31, 1994                     CLARCOR 401(k) RETIREMENT
    ------------------                     SAVINGS PLAN


                                        By L. Paul Harnois
                                           --------------------------------
                                           L. Paul Harnois
                                           Member of CLARCOR Inc. Pension
                                           Committee, as Plan Administrator


                                        By William F. Knese
                                           --------------------------------
                                           William F. Knese
                                           Member of CLARCOR Inc. Pension
                                           Committee, as Plan Administrator


                                        By David J. Lindsay
                                           --------------------------------
                                           David J. Lindsay
                                           Member of CLARCOR Inc. Pension
                                           Committee, as Plan Administrator

                                       -3-

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                                INDEX TO EXHIBITS


Exhibit                                                     Sequential
Number              Description                             Page No.
- - ------              -----------                             --------
  23                Consent of Independent Accountants